Exhibit 10.12

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the

FINANCIAL INSTITUTIONS, INC.

2009 MANAGEMENT STOCK INCENTIVE PLAN

Name of Participant:	[ ]

Date of Grant:	[ ]

Number of Shares:	[ ]

Value of each Share on Date of Grant:	[ ]

Vesting Schedule:	The Vested Percentage of the Number of Shares set forth above shall be determined as of the following Vesting Date(s):

	Vesting Date	Vested Percentage

	Second anniversary of the Grant Date	100

This RESTRICTED STOCK AGREEMENT (this “Agreement”), dated as of [    ], is made between Financial Institutions, Inc. (the “Company”) and the above-named individual (the “Participant”) to record the grant to the Participant by the Company’s Management Development and Compensation Committee (the “Committee”) of an award of restricted stock (the “Award”) on the Date of Grant set forth above pursuant to Section 7 of the Financial Institutions, Inc. 2009 Management Stock Incentive Plan (the “Plan”).

The Company and the Participant hereby agree as follows:

Section 1. Grant of Shares. The Committee hereby grants to the Participant, as of the Date of Grant, subject to and in accordance with the terms and conditions of the Plan and this Agreement, the Number of Shares set forth above of the Company’s Common Stock, par value $.01 per share (the “Common Stock”). The grant of shares of Common Stock to the Participant, evidenced by this Agreement, is an award of restricted stock (as defined in the Plan) and such shares of restricted stock are referred to herein as the “Shares.”

Section 2. Vesting of Shares. Subject to Section 3 below, provided that the Participant provides substantial services and remains in continuous employment with the Company or a Subsidiary through the Vesting Date(s) set forth above, ownership of the Shares shall vest pursuant to the Vesting Schedule set forth above. For purposes of this Agreement, “Subsidiary” means any subsidiary within the meaning of Rule 405 of the Securities Act of 1933, as amended.

Restricted Stock Award Agreement under 2009 Management Stock Incentive Plan

Section 3. Effects of Certain Events.

(a) Change in Control. If prior to the latest of the Vesting Dates set forth above, there is a change in control (as such term is defined in the Plan) of the Company, then all Shares not yet vested shall become immediately vested.

(b) Death or Disability. If prior to the latest of the Vesting Dates set forth above, Participant’s employment with the Company or one of its Subsidiaries terminates by reason of death, or Disability, then all Shares not yet vested shall become immediately vested.

For purposes of this Agreement, “Disability” means (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Disability,” the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, the meaning as set forth under the Company’s long-term disability plan applicable to the Participant as may be amended from time to time, and in the event the Company does not maintain any such plan with respect to a Participant, a physical or mental condition resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing his or her usual and customary employment with the Company or a Subsidiary, as the case may be, for a period of not less than 120 days or such other period as may be required by applicable law.

Section 4. Forfeiture. Shares that do not become vested in accordance with the vesting criteria set forth in Section 2 of this Agreement shall be forfeited to the Company.

Section 5. Dividends. No dividends shall accrue or be paid to the Participant with respect to any Shares subject to the Award that have not become vested Shares or that are subject to any restrictions or conditions on the record date for dividends, unless the Committee provides otherwise.

Section 6. Rights as Shareholder. Except for the transfer and other restrictions set forth elsewhere in this Agreement (including the limitations on dividends set forth in Section 5 above) and in the Plan, the Participant, as record holder of the Shares, shall possess all the rights of a holder of the Company’s Common Stock (including voting and dividend rights); provided, however, that prior to becoming vested and transferable the certificates representing such Shares shall be held by the Company for the benefit of the Participant. As the Shares become vested Shares, the Company shall, as applicable, either remove the notations on any Shares issued in book entry form which have vested or deliver to the Participant a certificate or certificates evidencing the number of vested Shares. As noted above, the Participant shall not receive any dividends on unvested Shares, and such dividends shall be permanently forfeited.

Section 7. Legend. Each share certificate representing the Shares shall bear a legend indicating that such Shares are “Restricted Stock” and are subject to the provisions of this Agreement and the Plan.

Section 8. No Transferability. The Shares may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated until they become fully vested and transferable in accordance with Section 2 of this Agreement and then only to the extent permitted under this Agreement and the Plan and by applicable securities laws. Prior to full vesting and transferability, all rights with respect to the Shares granted to a Participant under the Plan shall be available, during such Participant’s lifetime, only to such Participant.

Section 9. Stock Power. Concurrently with the execution of this Agreement, the Participant shall deliver to the Company a stock power, endorsed in blank, relating to the Shares. Such stock power shall be in the form attached hereto as Exhibit A. The stock power with respect to any certificate representing Shares that do not vest shall be completed in the name of the Company by an officer of the Company, and the Shares shall be returned to either authorized but unissued shares or treasury shares, depending on their original source.

Section 10. Withholding Taxes. The Company shall be entitled to require payment of any amounts required by federal, state or local tax law to be withheld with respect to the transfer or vesting of the Shares, or any other taxable event related thereto. The Company may permit the Participant to make such payment in one or more of the forms specified below:

(a) by cash or check made payable to the Company;

(b) by the deduction of such amount from other compensation payable to the Participant, including without limitation, salary, bonus and other compensation;

(c) by withholding vested shares of Common Stock which have a then current fair market value not greater than the amount necessary to satisfy the Company’s withholding obligation based on the minimum statutory withholding rates for federal, state and local income tax and payroll tax purposes; or

(d) in any combination of the foregoing.

In the event the Participant fails to provide timely payment of all sums required by the Company pursuant to this Section, the Company shall have the right and option, but not obligation, to treat such failure as an election by the Participant to provide all or any portion of such required payment by means of tendering Shares in accordance with Section 10(c).

Section 11. Adjustment of Shares. As provided by the Plan, in the event of any change in the Common Stock of the Company by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of Shares, or of any similar change affecting the Common Stock, the Shares shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participant hereunder.

Section 12. No Employment Rights. Neither the Plan nor this Award shall confer upon the Participant any right with respect to continuance of employment by the Company or any Subsidiary nor shall they interfere in any way with the right of the Company or any Subsidiary to terminate the Participant’s employment at any time, with or without cause.

Section 13. Coordination with Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and provisions thereof including any that may conflict with those contained in this Agreement. Capitalized terms used in this Agreement shall have the meaning given to such terms under the Plan.

Section 14. Notices. All notices to the Company shall be in writing and sent to the Company’s Director of Human Resources at the Company’s offices. Notices to the Participant shall be addressed to the Participant at the Participant’s address as it appears on the Company’s records.

Section 15. Amendment. The Company may alter, amend or terminate this Agreement only with the Participant’s consent, except as otherwise expressly provided by the Plan or this Agreement.

Section 16. Governing Law. This Agreement shall be governed by the laws of the State of New York, without reference to principles of conflict of laws, and construed accordingly.

Section 17. Compensation Recovery Policy. Notwithstanding any other provision of this Agreement to the contrary, any Shares granted and/or issued hereunder, and/or any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s compensation recovery policy, if any, or any similar policy that the Company may adopt from time to time (the “Policy”). The Participant agrees and consents to the Company’s application, implementation and enforcement of (i) the Policy that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy or applicable law without further consent or action being required by the Participant. To the extent that the terms of this Agreement and the Policy or any similar policy conflict, then the terms of such policy shall prevail.

Section 18. Section 280G of the Code. In the event that the accelerated vesting of the Shares, together with all other payments and the value of any benefit received or to be received by the Participant, would result in all or a portion of such payment being subject to the excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s payment shall be either (a) the full payment or (b) such lesser amount that would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Company in compliance with all applicable legal authority, including Section 409A. All determinations required to be made under this Section shall be made by the nationally recognized accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to the Participant (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant. Notice must be given to the Accounting Firm within 15 business days after an event entitling the Participant to a payment under Section 3(a) of this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

IN WITNESS WHEREOF, the Committee and the Participant have caused this Agreement to be executed on the date set forth opposite their respective signatures, it being further understood that the Date of Grant may differ from the date of signature.

Dated:	FOR THE COMPANY:

By:

Name:

Title:

Dated:	PARTICIPANT:

By:

Name:

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to Financial Institutions, Inc. (the “Company”), [    ] shares of the Company’s common stock represented by Certificate No. [    ]. The undersigned authorizes the Secretary of the Company to transfer the stock on the books of the Company in the event of the forfeiture of any shares issued under the Restricted Stock Award Agreement dated as of [    ] between the Company and the undersigned.

Dated:

[Participant’s Name]